Filed Pursuant to Rule 424(b)(7)

Registration No. 333-136428

Registration No. 333-141446

Prospectus Supplement

(To Prospectus dated August 9, 2006)

GAMCO INVESTORS, INC.

2,543,837 Shares of Class A Common Stock

This prospectus supplement supplements the prospectus dated August 9, 2006 of GAMCO Investors, Inc. relating to the sale by certain of our shareholders of up to 2,543,837 shares of class A common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The following represents updated information regarding the selling shareholders listed in the selling shareholders table in the prospectus:

Name	Number of Shares Beneficially Owned Prior to the Offering Covered by this Prospectus Supplement (1)	Percentage of Outstanding Class| A Common Stock Prior to the Offering (1)
Michael Gabelli	6,265	*
Elisa G. Wilson	8,196	*
Total	14,461

*	Less than 1%

(1) Unless otherwise indicated, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of voting stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised and converted.

INVESTING IN THE SHARES OF OUR CLASS A COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION IN THE ANNUAL REPORT ON FORM 10-K FOR GAMCO INVESTORS, INC. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 19, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 13, 2007.